PROMISSORY NOTE


U.S. $6,125,000                                             June 11, 1996
                                               Palm Beach County, Florida


     FOR VALUE RECEIVED, JW Charles Financial Services, Inc., a Florida corporation ("Maker"), hereby promises to pay to Gilman CMG, Inc., a Delaware corporation ("Holder"), at its offices at 111 West 50th Street, New York, New York 10020 (or at such other place or places as Holder may designate in writing, from time to time), the principal sum of SIX MILLION ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS (U.S. $6,125,000), in lawful money of the United States of America, together with interest accruing thereon at the rate and times hereinafter provided, calculated on the daily principal balances hereof from time to time outstanding. This Note is made and delivered pursuant and is subject to the terms and conditions of that certain Amended and Restated Stock Repurchase Agreement of even date herewith between Maker and Holder (the "Agreement"). All capitalized terms not defined herein shall have the respective meanings ascribed to them in the Agreement.

     Maker promises to pay interest, calculated on the basis of a 365 or 366-day year, as applicable, for the actual number of days elapsed, on the daily principal balances from time to time outstanding at the rate of ten percent (10%) per annum.

     Accrued interest and principal will be due and payable as follows:

          (a) Except as otherwise provided herein, principal will be payable on the fifteenth day of each April, commencing on April 15, 1997, in an amount that is equal to Maker's Modified Net Income for the immediately preceding fiscal year. As used herein, "Modified Net Income" will be equal to (i) Maker's consolidated net income, as set forth in Maker's audited financial statements, for such fiscal year, minus the aggregate amount of principal payments made during such fiscal year with respect to any indebtedness of Maker to Holder or any of its affiliates, successors or assigns pursuant to that certain Loan Agreement dated May 15, 1995 between Maker and Holder (the "1995 Loan Agreement") multiplied by (ii) fifty percent (50%). Principal payments as provided above will be made by Maker to Holder for so long as any principal amounts hereunder remain unpaid, provided that a final principal payment of the entire outstanding principal balance (without regard to the formula above), if any, will be due and payable on April 15, 2000; and

          (b) Accrued but unpaid interest will be payable quarterly on the fifteenth day of each July, October, January and April, commencing on July 15, 1996, calculated through the last day preceding such payment dates, and continuing to be due and payable on the fifteenth day of each succeeding July, October, January and April thereafter so long as any amounts owing on this Note remain outstanding, with a final payment of all accrued but unpaid interest due and payable on the date indicated above on which the final payment of principal is due hereunder.

     A late charge equal to three percent (3%) of any installment of interest or principal that is not paid within fifteen (15) days of the date when the same becomes due and payable must be included with any such late payment. At any time or times during which an Event of Default (as hereafter defined) shall then exist, Holder shall be entitled to declare that the interest rate under this Note shall be equal to the maximum rate of interest permitted by applicable law (the "Default Rate of Interest") until such Event of Default has been cured.

     Maker may prepay the principal balance of this Note in whole or in part at any time, but only if Maker also pays to Holder a prepayment penalty equal to ten percent (10%) multiplied by the amount that is prepaid. From and after any such prepayment in part, interest shall be calculated on the resulting reduced principal balance. In the event of a partial prepayment of principal, the amount so paid (excluding any prepayment penalty) shall be applied to reduce on a dollar-for-dollar basis the amount of the next succeeding installment or installments of principal otherwise due hereunder, unless another application is otherwise specified by Maker; provided, however, that accrued interest calculated on the reduced principal balance shall continue to be due and payable, until the entire principal of this Note is paid in full, on the dates provided above whether or not any installment of principal is required to be paid on such date as a result the application of a partial prepayment of principal; and further provided, that no such reduction in any subsequent installment amount shall be considered in calculating a prepayment penalty pursuant to the first sentence of this paragraph if Maker should elect to make a payment of principal in respect of any such installment due date of all or any part of the reduced amount.

     Nothing herein contained, nor any transaction related hereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than is now lawful to contract for in such case, or to make any payment, or to do any act, contrary to applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Holder, and any and all such excess shall be automatically credited against and in reduction of the principal balance due under this indebtedness (and treated as a prepayment of principal, without the incurrence of any prepayment penalty hereunder if the same would be unlawful), and any portion of said excess that exceeds the principal balance due under this indebtedness shall be repaid by Holder to Maker.

     The occurrence of any one or more of the following events will constitute a default by Maker hereunder (each of which is sometimes referred to herein as a "Default") and the continuation of any such Default beyond the period (if any) provided below, within which such Defaults may be cured, shall be an "Event of Default" hereunder:

          (i) if Maker (A) shall file a voluntary petition under Title 11 of the United States Code (the "Bankruptcy Act") for adjudication as a bankrupt; (B) shall file an answer seeking reorganization or an arrangement under any bankruptcy or similar statute of the United States of America or any subdivision thereof or of any foreign jurisdiction in response to an involuntary petition; (C) shall consent to the filing of a petition in any such bankruptcy or reorganization proceeding; (D) shall consent to the appointment of a receiver or trustee or officer performing similar functions with respect to any substantial part of its property; (E) shall make a general assignment for the benefit of its creditors; or (F) shall execute a consent to any other type of insolvency proceedings (under the Bankruptcy Act or otherwise) or any informal proceeding for the dissolution or liquidation (whether or not related to any bankruptcy or similar proceeding) of, or settlement of, claims against or winding up of affairs of Maker; or (ii) the appointment of a receiver or trustee or officer performing similar functions for Maker or for any of its assets, or the filing against Maker of a petition for adjudication as a bankrupt or insolvent or for reorganization under any bankruptcy or similar laws of the United


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
     States of America or of any state thereof or of any foreign jurisdiction, or the institution against Maker of any other type of insolvency proceeding (under the Bankruptcy Act or otherwise) or of any formal or informal proceeding for the dissolution or liquidation, settlement of claims against or winding up of affairs, of Maker, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution; then, immediately and without requirement of any notice, all principal and interest and any other charges then owing under this Note or otherwise hereunder shall forthwith mature and become due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived.

          (b) if (i) Maker fails to pay within five business days of the due date any amount payable under this Note; (ii) Maker breaches or otherwise fails to comply with any covenant or condition of the Agreement; (iii) any statement, representation or warranty made by Maker in connection with this Note, which includes, without limitation, the representations and warranties set forth in the Agreement, proves to have been untrue, incorrect, misleading, or incomplete in any material respect as of the date made, and the same then has a material adverse effect upon the interests of Holder under this Note; or (iv) Marshall T. Leeds and Joel E. Marks, considered together, (A) do not own beneficially the single largest block of Maker's outstanding voting securities and (B) do not have the legal right to cause the election of at least one-half (1/2) of the members of the board of directors of Maker; then, upon the occurrence of any such Default which continues for a period of five
     (5) business days after the receipt by Maker of written notice thereof from Holder, Holder, at its option, (x) may declare the entire unpaid principal amount outstanding hereunder, together with interest accrued thereon, immediately due and payable, or (y) may elect not to accelerate the amounts due hereunder, but instead increase the interest rate under this Note up to the Default Rate of Interest

     Except as provided in the preceding paragraph, Maker hereby waives demand, presentment, notice of non-payment, dishonor, and protest.

     Upon the occurrence and continuation of an Event of Default, (i) Holder may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement, or other provision contained herein or in the Agreement or to enforce the payment of this Note or any other legal or equitable right or remedy; (ii) no right or remedy herein conferred upon Holder is intended to be exclusive of any other right or remedy contained herein or in the Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute or otherwise; and (iii) no course of dealing between Maker and Holder or any failure or delay on the part of Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Holder, and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

     Holder at any time may waive any Default or any Event of Default that shall have occurred and any of its consequences, in which case the parties hereto shall be restored to their former positions and rights and obligations hereunder, respectively; but no such waiver shall extend to


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
any subsequent or other Default or impair any right consequent thereon, and no such waiver shall be effective unless it is in a written document executed by a duly authorized officer of Holder.

     In case this Note is collected by or through an attorney-at-law, all costs of collection, including reasonable attorney's fees actually incurred, shall be paid by Maker.

     Time is of the essence.

     The provisions of this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida and the Federal law of the United States. In the event of conflict between Florida and Federal laws, the Federal law shall supersede and control. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     This Note may not be amended or modified, nor shall any waiver of any provisions hereof be effective, except by an instrument in writing executed by the Holder. Maker has executed this Note as principal and not as surety or accommodation party.

     This Note shall be non-negotiable.

     The word "Holder" as used herein shall include permitted transferees, successors, and assigns of Holder, and all rights of Holder hereunder shall inure to the benefit of its permitted transferees, successors, and assigns. All obligations of Maker shall bind its legal representatives, successors, and assigns.

     MAKER, BY EXECUTION HEREOF, AND HOLDER, BY ACCEPTANCE HEREOF, MUTUALLY AND WILLINGLY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE BY OR BETWEEN THEM, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS, THIRD PARTY CLAIMS, AND INTERVENOR'S CLAIMS, WHETHER ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF THE TRANSACTIONS TO WHICH THIS NOTE RELATES.







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
                                 "Maker"

                               JW CHARLES FINANCIAL SERVICES, INC.


(CORPORATE SEAL)
                               By:   /s/ Marshall T. Leeds
                                     Marshall T. Leeds
                                     President and Chief Executive
                                        Officer




STATE OF FLORIDA

COUNTY OF PALM BEACH

     SWORN TO AND SUBSCRIBED before me this 11th day of June, 1996, by Marshall T. Leeds, as President and Chief Executive Officer of JW Charles Financial Services, Inc., a Florida corporation, on behalf of the corporation.


/s/ Sue Wakeling
Notary Public

My Commission Expires:  January 20, 1998



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